Exhibit 3.1

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

ITUS CORPORATION

_______________

Pursuant to Section 151 of the General

Corporation Law of the State of Delaware

The undersigned officers of ITUS Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), do hereby certify:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board of Directors authorized the series of preferred stock hereinafter provided for and established the voting powers thereof and has adopted the following resolution creating a series of 3,500 shares of preferred stock designated as “Series A Convertible Preferred Stock”:

“RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation, a new series of preferred stock of the Corporation is hereby created and designated as Series A Convertible Preferred Stock, $100 par value per share (the “Series A Preferred Stock”).

The designation and amount and the voting powers, preferences and relative, participating, optional and other special rights of the shares of Series A Preferred Stock, and the qualifications, limitations or restrictions thereof are as set forth below in this Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock (the “Certificate”):

1.

Designation and Amount. The shares of such series shall have a par value of $100 per share and shall be designated as “Series A Convertible Preferred Stock” and the number of shares constituting the Series A Preferred Stock shall be up to 3,500 shares. The Series A Preferred Stock shall be offered for sale at a purchase price of $1,000 per share and shall have a stated value of $1,000 per share (the “Stated Value”).

2.

Conversion and Other Rights.

2.1

Conversion into Common Stock at Option of Holder. At any time and from time to time, the Series A Preferred Stock is convertible in whole or in part at the option of the holder of the Series A Preferred Stock (the “Holder”) into shares (the “Conversion Shares”) of Common Stock upon surrender of the Series A Preferred Stock, at the office of the Corporation, accompanied by a written notice of conversion in a form reasonably satisfactory to the Corporation, duly executed by the registered Holder or its duly authorized attorney. The Series A Preferred Stock shall be convertible at any time into shares of Common Stock in such amount equal to (a) the Stated Value divided by $0.1892 (the “Conversion Price”) (subject to the adjustments as provided for in Section 2.4), multiplied by (b) the number of shares of Series A Preferred Stock being converted. In the event the Series A Preferred Stock is converted in part, the Corporation shall deliver a new certificate of like tenor in the amount equal to the remaining balance of the Series A Preferred Stock after giving effect to such partial conversion.

2.2

 Transfer of Preferred Stock; Conversion Procedure.

(i)

The Holder shall not, directly or indirectly, sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each a “Transfer”) the Series A Preferred Stock, in whole or in part, or any right, title or interest herein or hereto, except in accordance with the provisions of this Certificate. Any attempt to Transfer the Series A Preferred Stock or any rights hereunder in violation of the preceding sentence shall be null and void ab initio and the Corporation shall not register any such Transfer. Upon the Transfer of the Series A Preferred Stock, in whole or in part, through the use of an assignment form in a form reasonably satisfactory to the Corporation, and in accordance with applicable law or regulation, and the payment by the Holder of funds sufficient to pay any transfer tax, the Corporation shall issue and register the Series A Preferred Stock in the name of the new Holder or, in the event the Series A Preferred Stock is transferred in part, the Corporation shall deliver new certificates of like tenor registered in the names of each of the current Holder and the transferee in amounts that give effect to such partial Transfer. Notwithstanding any other provision of this Certificate, no Transfer may be made pursuant to this Section 3.2 unless (a) the Transfer complies in all respects with the applicable provisions of this Certificate and (b) the Transfer complies in all respects with applicable federal and state securities laws, including, without limitation, the Securities Act of 1933, as amended (the “Securities Act”). If requested by the Corporation in its reasonable judgment, the Holder shall supply to the Corporation (x) an opinion of counsel, at the Holder's expense, to the effect that such Transfer complies with the applicable federal and state securities laws; and (y) a written statement to the Corporation, in such form as it may reasonably request, certifying that the Transferee is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(ii)

The Corporation shall convert the Series A Preferred Stock upon surrender thereof for conversion properly endorsed and accompanied by a properly completed and executed conversion notice in a form reasonably satisfactory to the Corporation and any documentation deemed necessary by the Corporation showing the availability of an exemption under applicable state and federal securities laws. Subject to the terms of this Certificate, upon surrender of the Series A Preferred Stock, the Corporation shall promptly issue and deliver to and in the name of the Holder of the Series A Preferred Stock, a certificate or certificates for the number of full shares of Common Stock due to such Holder upon the conversion of the Series A Preferred Stock. No fractional shares or scrip representing fractional shares will be issued upon any conversion, but a payment in cash will be made, in respect of any fraction of a share which would otherwise be issuable upon the surrender of the Series A Preferred Stock for conversion. The person or persons to whom such certificate or certificates are issued by the Corporation shall be deemed to have become the holder of record of such shares of Common Stock as of the date of the surrender of the Series A Preferred Stock. Upon conversion, the Holder will be required to execute and deliver any documentation deemed necessary by the Corporation showing the availability of an exemption under applicable state and federal securities laws.

2.3

Covenants.

(i)

Issuance and Shares of Common Stock upon Conversion. The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of its authorized Common Stock, solely for the purpose of issuance upon conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall equal the aggregate number of shares of Common Stock that would be issued under this Certificate if the Series A Preferred Stock were fully converted. The Corporation also covenants that all of the shares of Common Stock that shall be issuable upon conversion of the Series A Preferred Stock shall, at the time of delivery, and, subject to Section 2.4(g) hereof, be duly and validly issued, fully paid, nonassessable and free from all taxes, liens and charges with respect to the issue thereof (other than those which the Corporation shall promptly payor discharge).

(ii)

Restrictive Legend. Each certificate evidencing shares of Common Stock issued to the Holder following the conversion of the Series A Preferred Stock shall bear the following restrictive legend or a similar legend until such time as the transfer of such security is not restricted under the federal securities laws:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

Notwithstanding the foregoing, the Holder may require the Corporation to issue Series A Preferred Stock or a certificate evidencing Conversion Shares, in each case without a legend, if either (i) such Series A Preferred Stock or such Conversion Shares, as the case may be, have been registered for resale under the Securities Act or (ii) the Holder has delivered (or caused to be delivered) to the Corporation an opinion of counsel (reasonably satisfactory to the Corporation) which opinion shall be addressed to the Corporation and be reasonably satisfactory in form and substance to the Corporation's counsel, to the effect that such registration is not required with respect to such Series A Preferred Stock or such Conversion Shares, as the case may be.

(iii)

Ranking of Preferred Stock. At any time, the Corporation will not, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness for borrowed money or create a new class of equity that by its terms is expressly senior in right of payment to the Corporation's obligations under this Certificate, unless the Corporation has obtained the written consent of the Holder (or in the case of permitted assigns, holders representing at least two thirds of the outstanding Series A Preferred Stock).

2.4

Adjustment of Conversion Price and Number of Underlying Shares. The number of shares of Common Stock issuable upon the conversion of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(i)

Adjustment for Stock Splits and Combinations. If the Corporation shall at any time (i) subdivide the outstanding Common Stock, (ii) combine the outstanding Common Stock into a smaller number of shares, or (iii) declare a dividend or otherwise distribute to all holders of Common Stock (including any such distribution made to the stockholders of the Corporation in connection with a consolidation or merger in which the Corporation is the continuing corporation) evidences of its indebtedness, cash, or assets (including distributions and dividends payable in shares of Common Stock), or rights, options, or warrants to subscribe for or purchase Common Stock, or securities convertible into or exchangeable for shares of Common Stock, then, in each case, the number of shares of Common Stock issuable upon the conversion of the Series A Preferred Stock shall be proportionately adjusted so that the Holder after such time shall be entitled to receive the aggregate number and kind of shares, evidences, rights, options, warrants or securities which, if the Series A Preferred Stock had been converted immediately prior to such time, the Holder would have owned upon such conversion and been entitled to receive by virtue of such dividend, subdivision, combination, or distribution.

(ii)

Change in Conversion Shares upon Consolidations and Mergers in Which the Corporation Is Not the Surviving Corporation and upon Certain Sales, Leases, and Conveyances. In case of any consolidation with or merger of the Corporation with or into another corporation or other entity (other than a merger or consolidation in which the Corporation is the surviving or continuing corporation), or in case of any sale, lease, or conveyance to another corporation or entity of the property and assets of any nature of the Corporation as an entirety or substantially as an entirety (such actions being hereinafter collectively referred to as “Reorganizations”), there shall thereafter be deliverable upon conversion of the Series A Preferred Stock (in lieu of the number of shares of Common Stock theretofore deliverable) the kind and amount of shares of stock or other securities or property receivable upon such Reorganization by a holder of the number of shares of Common Stock equal to the number of shares of Common Stock issuable upon the conversion of the Series A Preferred Stock for which the Series A Preferred Stock might have been converted immediately prior to such Reorganization. The Corporation shall not effect any such Reorganization unless upon or prior to the consummation thereof the successor corporation, or if the Corporation shall be the surviving corporation in any such Reorganization and is not the issuer of the shares of stock or other securities or property to be delivered to holders of shares of the Common Stock outstanding at the effective time thereof, then such issuer, shall assume by written instrument the obligation to deliver to the Holder such shares of stock, securities, cash or other property as the Holder shall be entitled to upon a conversion of the Series A Preferred Stock in accordance with the foregoing provisions.

(iii)

Change in Shares upon Certain Reclassifications, Consolidations, and Mergers. In case of any reclassification or change of the Common Stock (other than a change in par value or from no par value to a specified par value, or as a result of a subdivision or combination of the outstanding shares of Common Stock, but including any change of the shares of Common Stock into two or more classes or series of shares), or in case of any consolidation or merger of another corporation or entity into the Corporation in which the Corporation is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the shares of Common Stock (other than a change in par value, or from no par value to a specified par value, or as a result of a subdivision or combination of the outstanding shares of Common Stock, but including any change of the shares into two or more classes or series of shares), the Holder shall have the right thereafter to receive upon conversion of the Series A Preferred Stock solely the kind and amount of shares of stock and other securities, property, cash, or any combination thereof receivable upon such reclassification, change, consolidation, or merger by a holder of the number of shares of Common Stock equal to the number of shares of Common Stock for which the Series A Preferred Stock might have been converted immediately prior to such reclassification, change, consolidation, or merger.

(iv)

Other Events. If any event occurs of the type contemplated by the provisions of this Section 2.4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Certificate; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 3.

(v)

No Impairment. The Corporation will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

(vi)

Record Date. If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, or in any rights, options or warrants to subscribe for or to purchase Common Stock (such rights or options or warrants being herein called “Options”) or in any stock or other securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called “Convertible Securities”) or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(vii)

 Subsequent Equity Sales.

(a) If, at any time while the Series A Preferred Stock is outstanding, the Corporation enters into an arrangement with a new financing source to issue additional shares of Common Stock or rights, warrants, options or other securities or debt convertible, exercisable or exchangeable for shares of Common Stock or otherwise entitling any Person to acquire shares of Common Stock (collectively, “Common Stock Equivalents”) such that the effective net price to the Corporation per share of Common Stock (the “Effective Price”) is less than 75% of the Conversion Price (as adjusted hereunder to such date), then the Conversion Price shall be reduced to equal the Effective Price. For purposes of this paragraph, in connection with any issuance of any Common Stock Equivalents, (A) the maximum number of shares of Common Stock potentially issuable at any time upon conversion, exercise or exchange of such Common Stock Equivalents (the “Deemed Number”) shall be deemed to be outstanding upon issuance of such Common Stock Equivalents, (B) the Effective Price applicable to such Common Stock shall equal the minimum dollar value of consideration payable to the Corporation to purchase such Common Stock Equivalents and to convert, exercise or exchange them into Common Stock (net of any discounts, fees, commissions and other expenses), divided by the Deemed Number, and (C) no further adjustment shall be made to the Conversion Price upon the actual issuance of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

(b) If, at any time while the Series A Preferred Stock is outstanding, the Corporation enters into an arrangement with a new financing source  to issue Common Stock Equivalents with an Effective Price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock (a ”Floating Price Security”), then for purposes of applying the preceding paragraph in connection with any subsequent conversion, the Effective Price will be determined separately on each Conversion Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire Common Stock on such Conversion Date (regardless of whether any such holder actually acquires any shares on such date).

(c) Notwithstanding the foregoing, no adjustment will be made under this Section 2.4(vii) in respect of:

A. shares of Common Stock issuable upon exercise of rights, options or warrants outstanding on the date hereof;

B. shares of Common Stock issued (or issuable upon exercise of rights, options or warrants outstanding from time to time) granted or issued to officers, directors or employees of, or consultants to, the Corporation pursuant to a stock grant, stock option grant, stock option plan or other similar plan, in each case as approved by the Corporation's Board of Directors;

C. shares of Common Stock issued in connection with a strategic alliance, acquisition or others transaction, where the primary purpose of such transaction is not to raise equity capital;

D. shares of Common Stock issued (or issuable upon exercise of rights, options or warrants outstanding from time to time) for bona fide services; or

E. shares of Common Stock issued or issuable as a result of any stock split, combination, dividend, distribution, reclassification, exchange or substitution.

(viii)

Actions to Maintain Conversion Price Above Par Value. Before taking any action which would cause an adjustment in the Conversion Price such that, upon conversion of the Series A Preferred Stock, shares of Common Stock with par value, if any, would be deemed to be issued below the then par value of the Common Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be reasonably necessary in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock at the Conversion Price as so adjusted.

(ix)

Certificate of Adjustment. In any case of an adjustment of the number of shares of Common Stock or other securities issuable upon conversion of the Series A Preferred Stock, the chief financial officer or the president of the Corporation shall compute such adjustment in accordance with the provisions hereof and prepare and sign a certificate showing such adjustment, and shall deliver such certificate to the Holder of the Series A Preferred Stock at the Holder's address as shown in the Corporation's books. The certificate shall set forth such adjustment, showing in detail the facts upon which such adjustment is based, including a statement of the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred Stock.

(x)

Notices of Record Date. In the event of (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, (ii) any reclassification or recapitalization of Common Stock outstanding involving a change in Common Stock or (iii) any consolidation, merger, sale of all or substantially all of the Corporation's assets to another person and any transaction which is effected in such a way that holders of more than fifty percent (50%) of the shares of Common Stock then outstanding are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets of another person with respect to or in exchange for Common Stock (being herein called a “Change of Control”) or voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall deliver to the Holder of the Series A Preferred Stock, not less than ten (10) days and not more than sixty (60) days prior to the date on which the books of the Corporation shall close, the record date specified therein or the effective date thereof, as the case may be, a notice specifying (A) the material terms and conditions of the proposed action, (B) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (C) the date on which any such Change of Control, dissolution, liquidation or winding up is expected to become effective, and (D) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Change of Control, dissolution, liquidation or winding up. Provided, however, that failure to provide such notice shall not invalidate such corporate action.

(xi)

Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of Common Stock issued or issuable upon the conversion of the Series A Preferred Stock in any manner which interferes with the timely conversion of the Series A Preferred Stock into shares of Common Stock.

2.5

Maximum Conversion. The Corporation shall not effect any conversions of the Series A Preferred Stock and the Holder shall not have the right to convert any portion of the Series A Preferred Stock if after giving effect to such conversion, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act, as amended (the “Exchange Act”) and the rules promulgated thereunder) in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. Since the Holder will not be obligated to report to the Corporation the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.99% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Series A Preferred Stock is convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a conversion notice for the Series A Preferred Stock that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Corporation shall notify the Holder of this fact and shall honor the conversion for the maximum amount permitted to be converted on such Conversion Date in accordance with Section 2.2 and, any amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding as Series A Preferred Stock. By written notice to the Corporation, the Holder may (but only as to itself and not to any other holder) from time to time increase the Maximum Percentage to any other percentage specified in such notice; provided that any such increase will not be effective until the sixty first (61st) day after such notice is delivered to the Corporation. Upon request of the Corporation, the Holder shall promptly advise the Corporation as to the number of shares of Common Stock then owned by the Holder.

3.

Board and Observer Rights.

3.1

Each Holder of Series A Preferred Stock shall have the right, upon 10 days' prior written notice, to designate one representative, reasonably acceptable to the Corporation, who shall be entitled to attend and observe meetings of the Corporation's Board of Directors in a non-voting observer capacity (the “Observer”).

3.2

The Corporation shall provide the Observer with copies of all notices, minutes, consents and other material, financial or otherwise, that the Corporation provides to the Board of Directors at the same time that such notices and materials are provided to the Board of Directors. Notwithstanding anything to the contrary stated in this Section 3.2, however, the Corporation reserves the right to exclude the Observer from access to any materials or meeting or any portion of any materials or meeting if the Board of Directors determines, in good faith that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect confidential, proprietary or competitive information, is necessary to discharge the Board of Directors’ fiduciary duties, is otherwise in the best interest of the Corporation, and/or for other similar reasons.

3.3

In lieu of the right to designate an Observer, each Holder shall have the right, upon written notice, to designate one representative, reasonably acceptable to the Corporation, to serve on the Board of Directors (the “Holder Designee”). As promptly as possible following receipt of such notice (but in any event within 10 days of receipt of such notice), the Corporation shall use its reasonable best efforts to expand the size of the Board of Directors by one member and to cause the Holder Designee to be elected to and remain a director of the Corporation.

3.4

The rights granted to a Holder in Sections 3.1 and 3.3 are subject to the applicable Holder agreeing, and causing each of its representatives, including the Observer and Holder Designee, to agree, to hold in confidence and trust, and not use or disclose, any confidential or proprietary information of the Corporation or any third party provided to or learned by the Holder and/or its representatives in connection with the Holder's investment in the Corporation and/or the exercise of the Holder's rights under this Agreement, provided, however, that the Holder may disclose confidential information (x) to its attorneys, accountants, consultants, and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Corporation, provided the Holder informs each such person that the information is confidential and directs and requires each such person to maintain the confidentiality of such information, or (y) as otherwise required by law or judicial process.

3.5

Upon the occurrence of any of the events identified in Item 401(f) of Regulation S-K or Rule 506(d) under the Securities Act with respect to the Observer or the Holder Designee or the failure of the Observer or Holder Designee, as the case may be, to comply in any material respect with any of the Corporation's policies and procedures applicable to its directors or the provisions of this Section 3.5, the Holder shall promptly, and in any event within two days, remove such representative as an Observer or Board Designee. Following such removal, the Holder may designate a replacement Observer or Board Designee pursuant to the provisions of this Section 4.5.

3.6

The rights of a Holder in this Section 3 shall only apply for so long as such Holder beneficially owns at least 2,000,000 shares of Common Stock (including any shares which the Holder has the right to acquire upon conversion of the Series A Preferred Stock or exercise of a warrant held by the Holder), as adjusted for any stock splits.

4.

Redemption and Mandatory Conversion.

4.1

Redemption.  Upon at least 60 days prior written notice to the Corporation (a “Redemption Notice”), on November 11, 2016 (the “Redemption Date”), any Holder shall have a one time right to require the Corporation to redeem all or some of its shares of Series A Preferred Stock (a “Redemption”), for cash generated from the sale of the Corporation’s equity securities.   The redemption price shall be equal to the Stated Value for each share of Series A Preferred Stock (the “Redemption Purchase Price”).  Upon receipt of a Redemption Notice, the Corporation shall complete a sale or sales of its equity securities for the purpose of accumulating net proceeds sufficient to pay the Redemption Purchase Price (it being understood by the Holders that the Corporation may only redeem shares of Series A Preferred Stock with the proceeds from the sale of the Corporation’s equity securities).

4.2

Mandatory Conversions. If at any time after November 11, 2016, the average of the high and low trading price of the Common Stock for any 10 out of 20 consecutive trading days (the “Measurement Period,”) exceeds the then Conversion Price (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like), the Corporation has the right to convert any then outstanding shares of Series A Preferred Stock into shares of Common Stock (a “Mandatory Conversion”), provided, however, that any such Mandatory Conversion shall not require a Holder to convert a number of shares of Series A Preferred Stock into an amount of Common Stock that would exceed 50% of the daily average trading volume of the Common Stock during the Measurement Period. Following November 11, 2016 and subject to the price and volume limitations set forth in this Section 4.2, the Corporation may require such number of successive Mandatory Conversions as are necessary to convert all then outstanding Series A Preferred Stock.

5.

Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, then the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution, prior to and in preference to distributions to the holders of Common Stock and either in preference to or pari pasu with the holders of any other series of preferred stock that may be issued in the future, an amount equal to the Stated Value of the Series A Preferred Stock. The remaining Assets of the Corporation shall be distributed to the holders of the Series A Preferred Stock and the holders of the Common Stock on an as converted basis.

6.

Miscellaneous.

6.1

Amendments in Writing. Except as otherwise provided herein, the provisions of the Series A Preferred Stock may be amended and the Corporation may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Corporation has obtained the written consent of the Holder (or in the case of permitted assigns, holders representing at least two thirds of the outstanding Series A Preferred Stock).

6.2

Stamp or Transfer Tax. The Corporation will pay any documentary stamp or transfer taxes attributable to the initial issuance of the Common Stock issuable upon the conversion of the Series A Preferred Stock; provided, however, that the Corporation shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for the Common Stock in a name other than that of the Holder in respect of which such Common Stock is issued, and in such case the Corporation shall not be required to issue or deliver any certificate for the Common Stock until the person requesting the same has paid to the Corporation the amount of such tax or has established to the Corporation's satisfaction that such tax has been paid.

6.3

Mutilated, Lost, Stolen or Destroyed Certificate. In case the Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate, mutilated, lost, stolen or destroyed, a new certificate of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Corporation of such loss, theft or destruction and an indemnity or bond, if requested, also reasonably satisfactory to it.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be signed in its name and on its behalf on this 9th day of September, 2014 by a duly authorized officer of the Corporation.

ITUS CORPORATION

By:  /s/ Robert A. Berman

Name: Robert A. Berman

Title: President and CEO